THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS WARRANT AND THE STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO NEURO-HITECH, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

NEURO-HITECH, INC.

STOCK PURCHASE WARRANT

Warrant No. _____	Issued on November 29, 2006
Void after November 29, 2011

This certifies that in connection with the Purchase Agreement (as defined below), _______ (the “Investor”) is entitled, subject to the terms and conditions of this Warrant, to purchase from Neuro-Hitech, Inc., a Delaware corporation (the “Company”) at any time prior to the earlier to occur of (a) a Change of Control or (b) November 29, 2011 (the “Expiration Date”), all or any portion of the Warrant Shares (as defined below) at the per share exercise price set forth below (the “Warrant Price”) (each as adjusted pursuant to Section 4 hereof), subject to the provisions and upon the terms and conditions hereinafter set forth, upon surrender of this Warrant at the principal offices of the Company, together with a duly executed subscription form in the form attached hereto as Exhibit 1 and simultaneous payment of the full Warrant Price for the shares of Common Stock so purchased in lawful money of the United States, or as otherwise provided herein.

This Warrant is issued pursuant to the Securities Purchase Agreement dated of even date herewith, by and among the Company and the persons named as Investors on Schedule A thereto (the “Purchase Agreement”), and is subject to the provisions set forth therein.

1. DEFINITIONS. Capitalized terms used in this Warrant and not otherwise defined herein shall have the meanings given to them in the Purchase Agreement. The following definitions shall apply for purposes of this Warrant:

1.1 “Common Stock” shall mean the Common Stock, $0.001 par value, of the Company.

1.2 “Company” means the “Company” as defined above and includes any corporation which shall succeed to or assume the obligations of the Company under this Warrant.

1.3 “Fair Market Value” of the Common Stock on any day shall mean (a) if the Common Stock is listed or admitted for trading on a national securities exchange, the reported last sales price on such day or, if no such reported sale occurs on such day, the average of the closing bid and asked prices on such day, in each case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, (b) if the Common Stock is not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices in the over-the-counter market on such day as reported by Nasdaq or any comparable system or, if not so reported, as reported by any New York Stock Exchange member firm selected by the Company for such purpose or (c) if no such quotations are available on such day, the fair market value of one share of Common Stock on such day, as determined in good faith by the Board of Directors of the Company.

1.4 “Holder” means, initially, the Investor and thereafter, any person who shall at the time be the registered holder of this Warrant.

1.5 “Warrant” means this Warrant and any warrant(s) delivered in substitution or exchange therefor, as provided herein.

1.6 “Warrant Price” means $7.00 per share. The Warrant Price is subject to adjustment as provided herein.

1.7 “Warrant Shares” means [50% of Shares Purchased].

2. EXERCISE.

2.1 Timing and Method of Exercise.

(a) Method of Exercise. Subject to the terms and conditions of this Warrant, the Holder may exercise this Warrant, on any business day before the Expiration Date, by surrendering this Warrant at the principal offices of the Company, with the subscription form attached hereto duly executed by the Holder, and payment of an amount equal to the product obtained by multiplying (i) the number of Warrant Shares to be purchased by the Holder by (ii) the Warrant Price or adjusted Warrant Price therefor, if applicable, as determined in accordance with the terms hereof.

(b) Cashless Exercise. In lieu of exercising this Warrant as hereinabove permitted, the Holder may elect at any time to exercise this Warrant or a portion hereof and to pay for the Warrant Shares issuable upon such exercise by way of cashless exercise by surrendering this Warrant at the principal executive office of the Company, together with the subscription form attached hereto electing cashless exercise, in which event the Company shall, immediately prior to such closing, issue to the Holder that number of Warrant Shares computed using the following formula:

X= Y x (A-B)
A

Where:

X equals the number of Warrant Shares to be issued to the Holder;

Y equals the number of Warrant Shares purchasable under the Warrant, or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised at the date of such calculation;

A equals the Fair Market Value (at the date of such calculation) of one share of Common Stock; and

B equals the Warrant Price.

2.2 Form of Payment. Except as otherwise provided in Section 2.1(b) above, payment may be made by (i) a check payable to the Company’s order, (ii) wire transfer of funds to the Company, (iii) surrender of promissory notes or instruments representing indebtedness of the Company to the Holder or (iv) any combination of the foregoing.

2.3 No Fractional Shares. No fractional shares may be issued upon any exercise of this Warrant, and any fractions shall be rounded down to the nearest whole number of shares. If upon any exercise of this Warrant a fraction of a share results, the Company will pay the cash value of any such fractional share, calculated on the basis of the difference between the Fair Market Value and the Warrant Price.

2.4 Restrictions on Exercise. This Warrant may not be exercised if the issuance of the Warrant Stock upon such exercise would constitute a violation of any applicable federal or state securities laws or other laws or regulations. As a condition to the exercise of this Warrant, the Holder shall execute the subscription form attached hereto as Exhibit 1, confirming and acknowledging that the representations and warranties made by the Holder in Section 4.1 of the Purchase Agreement are true and correct as of the date of exercise.

3. ISSUANCE OF STOCK. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the Warrant Shares issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the close of business on such date. As soon as practicable on or after such date, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of whole shares of Warrant Stock issuable upon such exercise.

4. ADJUSTMENT PROVISIONS. The number and character of Warrant Shares issuable upon exercise of this Warrant (or any shares of stock or other securities or property at the time receivable or issuable upon exercise of this Warrant) and the Warrant Price therefor, are subject to adjustment upon the occurrence of the following events between the date this Warrant is issued and the date it is exercised:

4.1 Adjustment for Stock Splits and Stock Dividends. The Warrant Price of this Warrant and the number of Warrant Shares issuable upon exercise of this Warrant (or any shares of stock or other securities at the time issuable upon exercise of this Warrant) shall each be proportionally adjusted to reflect any stock dividend, stock split or reverse stock split, or other similar event affecting the number of outstanding shares of the Common Stock.

4.2 Adjustment for Other Dividends and Distributions. In case the Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive, a dividend or other distribution payable respect to the Common Stock that is payable in (a) securities of the Company (other than issuances with respect to which adjustment is made under Sections 4.1 or 4.3) or (b) assets (other than cash dividends paid or payable solely out of retained earnings), then, and in each such case, the Holder, upon exercise of this Warrant at any time after the consummation, effective date or record date of such event, shall receive, in addition to the Warrant Shares issuable upon such exercise prior to such date, the securities or such other assets of the Company to which the Holder would have been entitled upon such date if the Holder had exercised this Warrant immediately prior thereto (all subject to further adjustment as provided in this Warrant).

4.3 Adjustment for Reorganization, Consolidation, Merger. In case of any recapitalization or reorganization of the Company after the date of this Warrant, or in case, after such date, the Company shall consolidate with or merge into another corporation, then, and in each such case, the Holder, upon the exercise of this Warrant (as provided in Section 2), at any time after the consummation of such recapitalization, reorganization, consolidation or merger, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise of this Warrant prior to such consummation, the stock or other securities or property to which the Holder would have been entitled upon the consummation of such recapitalization, reorganization, consolidation or merger if the Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in this Warrant, and the successor or purchasing corporation in such reorganization, consolidation or merger (if other than the Company) shall duly execute and deliver to the Holder a supplement hereto acknowledging such corporation’s obligations under this Warrant; and in each such case, the terms of this Warrant shall be applicable to the shares of stock or other securities or property receivable upon the exercise of this Warrant after the consummation of such reorganization, consolidation or merger.

4.4 Conversion of Stock. In case all the authorized shares of the Common Stock are converted, pursuant to the Company’s certificate of incorporation, into other securities or property, or the class of securities as to which purchase rights under this Warrant pertain otherwise ceases to exist, then, in such case, the Holder, upon exercise of this Warrant at any time after the date on which such class of securities is so converted or ceases to exist (the “Termination Date”), shall receive, in lieu of the number of shares of such class of securities that would have been issuable upon such exercise immediately prior to the Termination Date (the “Former Number of Shares”), the stock and other securities and property which the Holder would have been entitled to receive upon the Termination Date if the Holder had exercised this Warrant with respect to the Former Number of Shares immediately prior to the Termination Date (all subject to further adjustment as provided in this Warrant).

4.5 Adjustments Due to Dilutive Issuances.

(a) Adjustment of Warrant Shares for Dilutive Issuances. If, during the period beginning on the Execution Date and ending immediately following the consummation by the Company of an Additional Financing, the Company consummates a Dilutive Issuance, then this Warrant shall become exercisable for an additional number of Warrant Shares determined as follows:

(i) the number of Warrant Shares shall be increased by such number of shares of Common Stock as shall result in the number of Warrant Shares for which this Warrant shall be exercisable to equal (x) the sum of the number of Shares and Additional Investor Shares then issued and issuable to the Investor pursuant to the Purchase Agreement at the then-prevailing Adjusted Purchase Price, (y) multiplied by 0.50; and

(ii) if the Dilutive Issuance shall consist of the issuance, in one or a series of related transactions, of both (x) shares of Common Stock (or securities convertible into or exchangeable for Common Stock) (collectively, “Dilutive Shares”) and (y) warrants, options to purchase or rights to subscribe for Common Stock (or securities convertible into or exchangeable for Common Stock) (collectively, “Dilutive Warrants”), then the number of Warrant Shares shall be further increased by such number of shares of Common Stock as shall result in the ratio of the sum of the Shares and Additional Investor Shares to Warrant Shares being equal to the ratio of Dilutive Shares to Dilutive Warrants issued or issuable in the Dilutive Issuance.

(b) Adjustment of Warrant Price. In addition to the adjustments provided for elsewhere in this Warrant, if the Company shall consummate a Dilutive Issuance described in paragraph (a) above that includes Dilutive Warrants with an exercise price per share of Common Stock (determined in the manner described in Section 2.2 of the Purchase Agreement) less than the Warrant Price (as most recently adjusted prior to such Dilutive Issuance), then the Warrant Price shall be reduced, concurrently with such issuance, to such lower exercise price per share of Common Stock in such Dilutive Issuance.

4.6 Notice of Adjustments. The Company shall promptly give written notice of each adjustment or readjustment of the Warrant Price or the number or types of securities issuable upon exercise of this Warrant. The notice shall describe the adjustment or readjustment, including the kind and amount of stock or other securities or property for which this Warrant thereafter shall be exercisable, and show in reasonable detail the facts on which the adjustment or readjustment is based.

4.7 No Change Necessary. The form of this Warrant need not be changed because of any adjustment in the Warrant Price or in the number of shares or class of securities issuable upon its exercise.

4.8 Reservation of Stock. If and when necessary, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to provide sufficient reserves of shares of Common Stock, issuable upon exercise of the Warrants. The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing certificates to execute and issue the necessary certificates for Warrant Shares upon the exercise of this Warrant. If at any time the number of shares of Common Stock or other securities issuable upon exercise of this Warrant shall not be sufficient to effect the exercise of this Warrant, the Company of Common Stock or other securities issuable upon exercise of this Warrant as shall be sufficient for such purpose. All shares of Common Stock issued upon exercise of the Warrant shall be validly issued, fully paid and nonassessable.

5. REGISTRATION RIGHTS. The Warrant Shares shall be considered Registrable Securities for purposes of the Registration Rights Agreement dated as of November 29, 2006, by and among the Company, the Holder and the other persons named therein.

6. NO RIGHTS OR LIABILITIES AS STOCKHOLDER. This Warrant does not by itself entitle the Holder to any voting rights or other rights as a stockholder of the Company. In the absence of affirmative action by the Holder to purchase Warrant Shares by exercise of this Warrant, no provisions of this Warrant, and no enumeration herein of the rights or privileges of the Holder, shall cause the Holder to be a stockholder of the Company for any purpose.

7. NO IMPAIRMENT. The Company will not, by amendment of its certificate of incorporation or bylaws, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, willfully avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder against wrongful impairment. Without limiting the generality of the foregoing, the Company will take all such action as may be necessary or appropriate in order that the Company may duly and validly issue, upon exercise of this Warrant, fully paid and nonassessable shares of such class of securities as to which purchase rights under this Warrant exist.

8. ATTORNEYS’ FEES. In the event any party is required to engage the services of any attorneys for the purpose of enforcing this Warrant, the prevailing party shall be entitled to recover its reasonable expenses and costs in enforcing this Warrant, including attorneys’ fees.

9. TRANSFER. This Warrant (and any interest or rights (legal or equitable) herein) may not be sold, assigned, disposed of, donated, pledged, conveyed, encumbered or otherwise transferred (a “Transfer”) by any means whatsoever, whether directly or indirectly, absolutely or conditionally, voluntarily or involuntarily, by operation of law or otherwise, without the prior written consent of the Company, and the Company may elect prior to any Transfer to require an opinion of counsel to the effect that registration is not required under the Securities Act in respect of such Transfer, and that such Transfer does not violate any applicable federal or state securities laws, provided that neither the Company’s written consent nor the delivery of a legal opinion shall be required for a Transfer by the Investor to (i) another Investor, (ii) if an Investor is an individual, the spouse or lineal descendants of such Investor, any trust for the benefit of such Investor or the benefit of the spouse or lineal descendants of such Investor, any corporation or partnership in which such Investor, the spouse and the lineal descendants of such Investor are the direct and beneficial owners of substantially all of the equity interests, and the personal representative of such Investor upon such Investor’s death for purposes of administration of such Holder’s estate or upon such Investor’s incompetency for purposes of the protection and management of the assets of such Investor, (iii) if an Investor is an investment fund, to an investment fund under common management with such Investor, (iv) if such Investor is a partnership or limited liability company, any partners or members of such partnership or limited liability company, (v) if such Investor is a corporation, any stockholders of such corporation, and (vi) if an Investor is a trust, any beneficiaries of such trust. Upon the permitted transfer and the surrender of this Warrant, the Company will issue a new Warrant in the name of the transferee at no charge, except for any applicable transfer taxes. The rights and obligations of the Company and the Holder under this Warrant and the Purchase Agreement shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees.

10. GOVERNING LAW. The internal laws of the State of New York (irrespective of its choice of law principles) will govern the validity of this Warrant, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

11. HEADINGS. The headings and captions used in this Warrant are used only for convenience and are not to be considered in construing or interpreting this Warrant. All references in this Warrant to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

12. NOTICES. Any notice required or permitted under this Warrant shall be effected in accordance with the provisions of Section 8.5 of the Purchase Agreement.

13. AMENDMENT; WAIVER. This Warrant and any provision hereof may be amended, waived or terminated only in accordance with Section 8.8 of the Purchase Agreement.

14. SEVERABILITY. If any provision of this Warrant, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Warrant and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

15. TERMS BINDING. By acceptance of this Warrant, the Holder accepts and agrees to be bound by all the terms and conditions of this Warrant.

IN WITNESS WHEREOF, the parties hereto have executed this Warrant as of the date first above written.

THE COMPANY: NEURO-HITECH, INC.
By:

Name:	David Barrett
Title:	Chief Financial Officer

AGREED AND ACKNOWLEDGED BY THE HOLDER:
HOLDER: [ ]
By:

Address:
of Holder

EXHIBIT 1

FORM OF SUBSCRIPTION

(To be signed only upon exercise of Warrant)

To: Neuro-Hitech, Inc.

(1) The undersigned Holder hereby elects to purchase         Warrant Shares of Neuro-Hitech, Inc. (the “Warrant Stock”), pursuant to the terms of the attached Warrant, and:

_______ tenders herewith payment of the purchase price for such shares in full; or

_______ elects cashless exercise pursuant to Section 2.1(b) of the attached Warrant.

(Please check one)

(2) In exercising the Warrant, the undersigned Holder hereby confirms and acknowledges that the representations made by the Holder in Section 4.1 of the Purchase Agreement (as defined in the Warrant) continue to be true and correct as of this date.

(3) Please issue a certificate or certificates representing such Warrant Shares in the name specified below:

(Name)

(Address)

(City, State, Zip Code)

(Federal Tax Identification Number)

(Date)